                                                                    Exhibit 12.1




                                                     Nine-Months Ended
                                                        September 30           For the Fiscal Years Ended December 31
                                                    -------------------   ----------------------------------------------------
                                                      2000       1999       1999      1998         1997       1996      1995
                                                    -------    -------    -------    -------     -------    -------    -------
Fixed Charges
  Interest Expensed                                  18,232     14,330     19,967      8,883       3,630        633        141
  Amortization of Deferred Finance Costs              1,557      1,523      2,042      1,377         760         30          4
  Capitalized Interest                                   --         --         --        169          --         --         --
  Interest Component (1/3 of Total Rent Expense)        409        364        503        210         109         25          5
                                                    -------    -------    -------    -------     -------    -------    -------
Total Fixed Charges                                  20,199     16,217     22,513     10,639       4,499        689        150

Earnings
  Pretax Income                                       5,712     26,682     32,925     31,257      13,620      4,109        632
  Fixed Charges                                      20,199     16,217     22,513     10,639       4,499        689        150
  Amortization of Cap Interest                            5          5          7         --          --         --         --
  Capitalized Interest                                   --         --         --       (169)         --         --         --
                                                    -------    -------    -------    -------     -------    -------    -------
Total Earnings                                       25,916     42,904     55,445     41,727      18,119      4,798        782
                                                    -------    -------    -------    -------     -------    -------    -------
RATIO OF EARNINGS TO FIXED CHARGES                     1.28       2.65       2.46       3.92        4.03       6.97       5.22
                                                    =======    =======    =======    =======     =======    =======    =======

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